EXHIBIT 3.3

CERTIFICATE OF CORRECTION
TO THE
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
HAWK SYSTEMS, INC.

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March 17, 2010
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Hawk Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.           The name of the Corporation is Hawk Systems, Inc.

2.           That a Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 2, 2009 (the “Certificate”) and that the Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.           The inaccuracy or defect of the Certificate is that the Certificate was erroneously filed and is to be declared null and void. The amendment described in the Certificate was not intended to be effective on January 9, 2009.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to the Certificate of Amendment to be executed as of the date first above written.

HAWK SYSTEMS, INC.

By:	/s/ Michael Diamant
Name: Michael Diamant
Title: Chief Executive Officer